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                                    Exhibit 5

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                                                                       EXHIBIT 5

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
Share code: DUR
ISIN: ZAE000015079
ARBN number: 086 277 616
NASDAQ Trading Symbol: DROOY
("DRD")

Convertible Note Issue ("the Issue")

Rand Merchant Bank, a division of FirstRand Bank Limited ("RMB"), Financial Advisor to DRD in relation to the Issue, and CIBC World Markets ("CIBC"), Manager to the Issue, are authorised to announce that the private placement by DRD of a principal amount of US$ 60 million of 6% Senior Convertible Notes due 2006 ("the Notes"), as announced on 4 November 2002, has successfully closed. In addition, DRD has issued Notes for a further principal amount of US$ 6 million to CIBC in terms of an over-allotment option granted to it.

Johannesburg
12 November 2002

Lead Manager
CIBC World Markets
Financial Advisor
Rand Merchant Bank
(A division of FirstRand Bank Limited)
Counsel to CIBC
Blake, Cassels & Graydon LLP
United States Counsel
Fulbright & Jaworski LLP
Sponsor
Standard Corporate and Merchant Bank
(A division of The Standard Bank of South Africa Limited)
(Registration number 1962/000738/06)
South African Counsel
Bowman Gilfillan Inc.